Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS COMMENCES CONSENT SOLICITATION

NORTHFIELD, Ill. – September 20, 2010 – Kraft Foods Inc. (NYSE: KFT) announced that it has commenced a consent solicitation of holders of the 5.125% Guaranteed Senior Notes due 2013 (the “Notes”) of Cadbury Schweppes US Finance LLC, a wholly owned subsidiary of Kraft Foods, to certain proposed amendments to the indenture governing the Notes that would, among other things, replace certain covenants of the indenture with similar covenants contained in the indenture governing the outstanding public notes of Kraft Foods. In connection with the consent solicitation, Kraft Foods is offering to issue an unconditional and irrevocable guarantee (the “Kraft Foods Guarantee”) of the payment of all amounts owed under the Notes. As of today’s date, there was $1,000,000,000 aggregate principal amount of Notes outstanding.

The Kraft Foods Guarantee has not been, and will not be, registered under the Securities Act of 1933, as amended, and, accordingly, only holders of the Notes who are either (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act or (ii) non-“U.S. persons” as defined in Rule 902 under the Securities Act, and, in each case, who hold Notes with an aggregate principal amount of $100,000 or more, are eligible to participate in the consent solicitation.

The complete terms and conditions of the consent solicitation for the Notes are set forth in the confidential consent solicitation/offering memorandum and related letter of consent for the consent solicitation. Documents relating to the consent solicitation will only be distributed to noteholders who complete and return a letter of eligibility confirming that they are eligible investors for the purposes of the consent solicitation. Noteholders who desire a copy of the eligibility letter should contact Global Bondholder Services Corporation, the information agent for the consent solicitation, (866) 795-2200 (U.S. toll-free) or (212) 430-3774 (collect).

The closing of the transaction is conditioned upon receipt of consents by holders of not less than a majority in aggregate principal amount of the Notes outstanding at 5:00 p.m., New York City time, on September 17, 2010, the record date. The consent solicitation will expire at 5:00 p.m., New York City time, on October 1, 2010.

This press release is neither an offer to sell nor a solicitation of an offer to buy any Kraft Foods Guarantee nor shall there be any sale of such Kraft Foods Guarantee in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of such state or jurisdiction. The Kraft Foods Guarantee has not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT KRAFT FOODS

Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, the company is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion—Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com; NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements including regarding the timing of the solicitation. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “goals,” “may,” “aim,” “will” and similar expressions are intended to identify our forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ability to receive the requisite consents to amend the indenture governing the Notes. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-4, as amended, filed in connection with the Cadbury offer, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

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